News Release

SINCLAIR REPORTS FOURTH QUARTER 2024 FINANCIAL RESULTS

BALTIMORE (February 26, 2025) - Sinclair, Inc. (Nasdaq: SBGI), the "Company" or "Sinclair," today reported financial results for the three and twelve months ended December 31, 2024.

Highlights:
•Comprehensive refinancing substantially completed in early 2025
•Fourth quarter Operating Income and other key financial metrics exceeded guidance range
•Record full-year 2024 political advertising revenues of $405 million, a 16% increase over 2020 levels excluding the Georgia runoff of 2020
•Formed EdgeBeam Wireless, a joint venture with other major broadcasters, to unlock the potential of ATSC 3.0 NextGen Broadcast to offer nationwide coverage for data delivery
•Tennis Channel introduced a direct-to-consumer, streaming service that merges its flagship 24-hour network with extensive live and on-demand multi-court coverage

CEO Comment:
“We are pleased to close out a strong 2024 and we have entered 2025 on a high note. Our consolidated Adjusted EBITDA for the fourth quarter exceeded our guidance range, along with various other key financial metrics. This performance underscores the continued dominance of broadcast TV as the leading platform for advertisers to reach broad audiences,” said Chris Ripley, Sinclair’s President and Chief Executive Officer. “As we move into 2025, we have substantially completed a comprehensive refinancing, extending our debt maturities to over six and a half years, de-risking our balance sheet and providing greater financial flexibility. Our balance sheet now has the longest maturity profile in the industry. Following the refinancing, we can turn our attention to deploying the Ventures cash balance in multiple ways, such as outside investments that we could consolidate in our financial results, as well as the potential for returning a portion of the cash to shareholders over time. Given our recent retransmission rate agreements with distributors in 2024, as well as coming to terms with our last network affiliation agreement expiration before 2026, we have greatly enhanced visibility on both our retransmission revenues as well as our reverse retransmission expenses for the next several years. We remain confident in the power of broadcast TV, including the new opportunities for our joint venture, EdgeBeam, which we expect to drive meaningful advancements for NextGen Broadcast in the years ahead.”

Recent Company Developments:

Transactions:
•As described more fully in our February 13 press release, in February 2025, the Company closed a comprehensive refinancing and debt recapitalization to strengthen the Company's balance sheet and better position it for long-term growth. The refinancing extended maturities across the Company's various debt tranches over the coming years with the closest material maturity at the end of 2029. The Company's balance sheet is now the industry's longest in terms of maturity profile.

Content and Distribution:
•In the fourth quarter 2024, the Company finalized a renewal with DISH Network (“DISH”), for the continued multi-year carriage of the Company’s broadcast television stations and Tennis Channel on DISH’s direct broadcast satellite system.
•In November 2024, Tennis Channel introduced a direct-to-consumer streaming service that merges its flagship 24-hour network with extensive live and on-demand multi-court coverage.
•In January 2025, Sinclair and NBC announced a comprehensive, multi-year agreement that renews station affiliation agreements for all 21 of Sinclair’s owned and/or operated NBC affiliates, reaching nearly 7 million U.S. TV households. The NBC affiliations were also renewed by Sinclair partners in five markets where Sinclair provides sales and other services under a joint sales agreement or marketing service agreement.
•In 2024, Sinclair's newsrooms won a total of 232 journalism awards, including 22 RTDNA Regional Edward R. Murrow Awards, 2 National Edward R. Murrow Awards for Outstanding Journalism, 37 regional Emmy awards, and one national Emmy award.

Corporate Social Responsibility Practices:
•In 2024, Sinclair partnered with more than 400 nonprofit and civic organizations locally and across the country to help raise nearly $25 million for nonprofit organizations, schools, community agencies, and local disaster relief. In addition, Sinclair helped to collect over 4.3 million pounds of food, over 250,000 diapers, over 300,000 toys, and almost 6,300 units of blood for those in need, while donating over $7 million in promotional airtime to organizations.
•In January 2025, Sinclair announced that the company’s annual Diversity Scholarship program opened for applications for the 2025 academic year. Having provided nearly $400,000 in tuition assistance since 2013, the scholarship program aims to invest in the future of the broadcast industry by helping students, including from diverse backgrounds, complete their education and pursue careers in journalism and marketing.
•In January 2025, Sinclair and Tennis Channel announced Sinclair Cares: California Wildfires Relief, a fundraising initiative in partnership with the Salvation Army to provide disaster relief support across Southern California which helped provide critical aid, shelter, food, fresh water, and support for wildfire survivors and first responders in Los Angeles.

Investment Portfolio:
•During the fourth quarter, Sinclair Ventures, LLC (Ventures) received approximately $47 million in cash from its minority investments, including the exit of two real estate investments, and invested approximately $9 million. For 2024, Ventures received $209 million in cash from its minority investments, of which $64 million was reinvested.

NextGen Broadcasting (ATSC 3.0):
•In January 2025, the Company joined with broadcast peers The E.W. Scripps Company, Gray Media, Inc., and Nexstar Media Group, Inc. to form a new company, EdgeBeam Wireless, to provide robust wireless data services to a wide range of businesses and industries across the country. This joint venture creates a nationwide spectrum footprint that no individual broadcaster could achieve on its own, unlocking the potential of ATSC 3.0 to offer nationwide coverage for data delivery to billions of potential devices on market-disrupting terms.
•In December 2024, the Company acquired SK Telecom's stake in CAST.ERA, previously a joint venture with the leading mobile operator in South Korea, to develop wireless, cloud infrastructure and artificial intelligence technologies related to NextGen Broadcasting.

Financial Results:
Three Months Ended December 31, 2024 Consolidated Financial Results:
•Total revenues increased 22% to $1,004 million versus $826 million in the prior year period. Media revenues increased 21% to $992 million versus $821 million in the prior year period.
•Total advertising revenues of $514 million increased 42% versus $363 million in the prior year period. Core advertising revenues, which exclude political revenues, of $311 million were down 8% versus $339 million in the prior year period.
•Distribution revenues of $441 million increased versus $422 million in the prior year period.
•Operating income of $266 million increased versus an operating loss of $386 million in the prior year period.
•Net income attributable to the Company was $176 million versus net loss of $341 million in the prior year period.
•Adjusted EBITDA increased 83% to $330 million from $180 million in the prior year period.
•Diluted earnings per common share was $2.61 as compared to diluted loss per common share of $5.35 in the prior year period.
Twelve Months Ended December 31, 2024 Consolidated Financial Results:
•Total revenues increased 13% to $3,548 million versus $3,134 million in the prior year period. Media revenues increased 13% to $3,511 million versus $3,106 million in the prior year period.
•Total advertising revenues of $1,611 million increased 25% versus $1,285 million in the prior year period. Core advertising revenues, which exclude political revenues, of $1,206 million were down 3% versus $1,241 million in the prior year period.
•Distribution revenues of $1,746 million increased versus $1,680 million in the prior year period.
•Operating income of $551 million increased versus operating loss of $331 million in the prior year period.
•Net income attributable to the Company was $310 million versus net loss of $291 million in the prior year period.
•Adjusted EBITDA increased 57% to $876 million from $557 million in the prior year period
•Diluted earnings per common share was $4.69 as compared to diluted loss per common share of $4.46 in the prior year period.

Segment financial information is included in the following tables for the periods presented. The Local Media segment consists primarily of broadcast television stations, which the Company owns, operates or to which the Company provides services, and includes multicast networks and original content. The Local Media segment assets are owned and operated by Sinclair Broadcast Group, LLC (SBG). The Tennis segment consists primarily of Tennis Channel, a cable network which includes coverage of most of tennis' top tournaments and original professional sport and tennis lifestyle shows; the Tennis Channel International subscription and streaming service; Tennis Channel streaming service; T2 FAST, a 24-hours a day free ad-supported streaming television channel; and Tennis.com. Other includes non-broadcast digital solutions, technical services, and other non-media investments. For periods presented subsequent to June 1, 2023 (the date of the reorganization), the assets of the Tennis segment and Other are owned and operated by Ventures.

Three months ended December 31, 2024	Local Media	Tennis	Other	Corporate and Eliminations	Consolidated
($ in millions)
Distribution revenue	$392	$49	$—	$—	$441
Core advertising revenue	300	7	9	(5)	311
Political advertising revenue	203	—	—	—	203
Other media revenue	37	1	—	(1)	37
Media revenues	$932	$57	$9	$(6)	$992
Non-media revenue	—	—	13	(1)	12
Total revenues	$932	$57	$22	$(7)	$1,004

Media programming and production expenses	$387	$27	$—	$—	$414
Media selling, general and administrative expenses	193	11	5	(6)	203
Non-media expenses	2	—	12	—	14
Amortization of program contract costs	19	—	—	—	19
Corporate general and administrative expenses	23	—	1	12	36
Stock-based compensation	8	—	—	—	8
Non-recurring and unusual transaction, implementation, legal, regulatory and other costs	5	—	(1)	—	4
Interest expense (net) (a)	68	—	(5)	—	63
Capital expenditures	18	1	4	—	23
Distributions to the noncontrolling interests	3	—	1	—	4
Cash distributions from investments	—	—	47	—	47
Net cash taxes paid					—

Net income					179
Operating income (loss)	258	14	6	(12)	266
Adjusted EBITDA(b)	321	19	3	(13)	330
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Interest expense (net) excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(b)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring and unusual transaction, implementation, legal, regulatory and other costs, as well as certain non-cash items such as stock-based compensation expense and other gains and losses less amortization of program costs. Refer to the reconciliation at the end of this press release and the Company’s website.

Three months ended December 31, 2023	Local Media	Tennis	Other	Corporate and Eliminations	Consolidated
($ in millions)
Revenue:
Distribution revenue	$373	$49	$—	$—	$422
Core advertising revenue	331	5	7	(4)	339
Political advertising revenue	24	—	—	—	24
Other media revenue	37	—	—	(1)	36
Media revenues	$765	$54	$7	$(5)	$821
Non-media revenue	—	—	7	(2)	5
Total revenues	$765	$54	$14	$(7)	$826

Media programming and production expenses	$377	$24	$—	(1)	$400
Media selling, general and administrative expenses	180	8	5	(3)	190
Non-media expenses	2	—	13	(2)	13
Amortization of program costs	21	—	—	—	21
Corporate general and administrative expenses	25	—	3	501	529
Stock-based compensation	3	—	—	5	8
Non-recurring and unusual transaction, implementation, legal, regulatory and other costs	15	—	4	480	499
Interest expense (net) (a)	70	—	(4)	—	66
Capital expenditures	22	—	—	—	22
Distributions to the noncontrolling interests	2	—	—	—	2
Net cash taxes paid					—

Net loss					(340)
Operating income (loss)	111	16	(13)	(500)	(386)
Adjusted EBITDA(b)	178	22	(3)	(17)	180
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Interest expense (net) excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(b)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring and unusual transaction, implementation, legal, regulatory and other costs, as well as certain non-cash items such as stock-based compensation expense and other gains and losses less amortization of program costs. Refer to the reconciliation at the end of this press release and the Company’s website.

Consolidated Balance Sheet and Cash Flow Highlights of the Company:
•Total Company debt on the balance sheet as of December 31, 2024 was $4,129 million. Total gross debt outstanding as of December 31, 2024 was $4,165 million; pro forma for the refinancing, total gross debt outstanding as of December 31, 2024 is $4,252 million.
•Cash and cash equivalents for the Company as of December 31, 2024 was $697 million, of which $291 million was SBG cash and $406 million was Ventures cash.
•As of December 31, 2024, 42.6 million Class A common shares and 23.8 million Class B common shares were outstanding, for a total of 66.4 million common shares.
•In December, the Company paid a quarterly cash dividend of $0.25 per share.
•Capital expenditures for the fourth quarter of 2024 were $23 million.
Notes:
Certain reclassifications have been made to prior years' financial information to conform to the presentation in the current year.

Outlook:
The Company currently expects to achieve the following results for the three months ending March 31, 2025 and the twelve months ending December 31, 2025.

For the three months ending March 31, 2025 ($ in millions)	Local Media	Tennis	Other	Corporate and Eliminations	Consolidated
Core advertising revenue	$270 to 280	$11 to 12	$8	$(6)	$283 to 294
Political advertising revenue	2 to 3	—	—	—	2 to 3
Advertising revenue	$272 to 283	$11 to 12	$8	$(6)	$285 to 297
Distribution revenue	397 to 399	56	—	—	453 to 455
Other media revenue	21	1	—	(2)	21
Media revenues	$691 to 703	$68 to 69	$8	$(8)	$759 to 773
Non-media revenue	—	—	6	—	6
Total revenues	$691 to 703	$68 to 69	$14	$(8)	$765 to 779

Media programming & production expenses and media selling, general and administrative expenses	$576 to 578	$46	$7	$(8)	$621 to 623
Non-media expenses	2	—	9		11
Amortization of program costs	19	—	—	—	19
Corporate general and administrative	43	—	1	13	58
Stock-based compensation	26	—	—		27
Non-recurring and unusual transaction, implementation, legal, regulatory and other costs	7	—	1	—	8

Interest expense (net)(a)	148	—	(5)	—	143
Capital expenditures	19 to 21	1	—	—	20 to 22
Distributions to the noncontrolling interests	3	—	—	—	3
Cash distributions from equity investments	—	—	12	—	12
Net cash tax payments					1

Operating Income	$2 to 13	$16 to 17	$(1)	$(15)	$2 to 14
Adjusted EBITDA(b)	$83 to 94	$21 to 23	$(3) to (2)	$(12)	$90 to 102
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Interest expense (net) excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income. Includes $75 million non-recurring fees and expenses associated with the financing.
(b)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring and unusual transaction, implementation, legal, regulatory and other costs, as well as certain non-cash items such as stock-based compensation expense and other gains and losses less amortization of program costs.

For the twelve months ending December 31, 2025 ($ in millions)	Consolidated

Media programming & production expenses and media selling, general and administrative expenses	$2,498 to 2,513
Non-media expenses	$45
Amortization of program costs	$71
Corporate general and administrative	$176
Stock based compensation	$54
Non-recurring and unusual transaction, implementation, legal, regulatory and other costs	$33

Interest expense (net)(a)	369
Capital expenditures	$83 to 86
Distributions to noncontrolling interests	$11
Cash distributions from equity investments	$19
Net cash tax payments	$211 to 220
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Interest expense (net) excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income. Includes $75 million non-recurring fees and expenses associated with the financing.

Sinclair Conference Call:
The senior management of Sinclair will hold a conference call to discuss the Company's fourth quarter 2024 results on Wednesday, February 26, 2025, at 4:30 p.m. ET. The call will be webcast live and can be accessed at www.sbgi.net under "Investor Relations/Events and Presentations." After the call, an audio replay will remain available at www.sbgi.net. The press and the public will be welcome on the call in a listen-only mode. The dial-in number is (888) 506-0062, with entry code 787591.

About Sinclair:
Sinclair, Inc. is a diversified media company and a leading provider of local news and sports. The Company owns, operates and/or provides services to 185 television stations in 86 markets affiliated with all the major broadcast networks; and owns Tennis Channel and multicast networks Comet, CHARGE!, TBD., and The Nest. Sinclair’s content is delivered via multiple platforms, including over-the-air, multi-channel video program distributors, and the nation’s largest streaming aggregator of local news content, NewsON. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Sinclair, Inc. and Subsidiaries
Preliminary Unaudited Consolidated Statements of Operations
(In millions, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
REVENUES:
Media revenues	$992	$821	$3,511	$3,106
Non-media revenues	12	5	37	28
Total revenues	1,004	826	3,548	3,134

OPERATING EXPENSES:
Media programming and production expenses	414	400	1,661	1,611
Media selling, general and administrative expenses	203	190	794	747
Amortization of program costs	19	21	74	80
Non-media expenses	14	13	53	49
Depreciation of property and equipment	25	25	101	105
Corporate general and administrative expenses	36	529	185	694
Amortization of definite-lived intangible assets	36	42	149	166
Loss on deconsolidation of subsidiary	—	—	—	10
(Gain) loss on asset dispositions and other, net of impairment	(9)	(8)	(20)	3
Total operating expenses	738	1,212	2,997	3,465
Operating income (loss)	266	(386)	551	(331)

OTHER INCOME (EXPENSE):
Interest expense including amortization of debt discount and deferred financing costs	(74)	(78)	(304)	(305)
Gain on extinguishment of debt	—	—	1	15
Income (loss) from equity method investments	26	(1)	118	29
Other income (expense), net	7	3	29	(45)
Total other expense, net	(41)	(76)	(156)	(306)
Income (loss) before income taxes	225	(462)	395	(637)
INCOME TAX (PROVISION) BENEFIT	(46)	122	(76)	358
NET INCOME (LOSS)	179	(340)	319	(279)
Net loss attributable to the redeemable noncontrolling interests	—	—	—	4
Net income attributable to the noncontrolling interests	(3)	(1)	(9)	(16)
NET INCOME (LOSS) ATTRIBUTABLE TO SINCLAIR	$176	$(341)	$310	$(291)
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR:
Basic earnings (loss) per share	$2.64	$(5.35)	$4.72	$(4.46)
Diluted earnings (loss) per share	$2.61	$(5.35)	$4.69	$(4.46)
Basic weighted average common shares outstanding (in thousands)	66,415	63,506	65,782	65,125
Diluted weighted average common and common equivalent shares outstanding (in thousands)	67,253	63,506	66,096	65,125

Adjusted EBITDA is a non-GAAP operating performance measure that management and the Company’s Board of Directors use to evaluate the Company’s operating performance and for executive compensation purposes. The Company believes that Adjusted EBITDA provides useful information to investors by allowing them to view the Company’s business through the eyes of management and is a measure that is frequently used by industry analysts, investors and lenders as a measure of relative operating performance.

Adjusted EBITDA is provided on a forward-looking basis under the section entitled “Outlook” above. The Company has not included a reconciliation of projected Adjusted EBITDA to net income, which is the most directly comparable GAAP measure, for the periods presented in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company’s projected Adjusted EBITDA excludes certain items that are inherently uncertain and difficult to predict including, but not limited to, income taxes. Due to the variability, complexity and limited visibility of the adjusting items that would be excluded from projected Adjusted
EBITDA in future periods, management does not rely upon them for internal use or measurement of operating performance, and therefore cannot create a quantitative projected Adjusted EBITDA to net income reconciliation for the periods presented without unreasonable efforts. A quantitative reconciliation of projected Adjusted EBITDA to net income for the periods presented would imply a degree of precision and certainty as to these future items that does not exist and could be confusing to investors. From a qualitative perspective, it is anticipated that the differences between projected Adjusted EBITDA to net income for the periods presented will consist of items similar to those described in the reconciliation of historical results below. The timing and amount of any of these excluded items could significantly impact the Company’s net income for a particular period. When planning, forecasting and analyzing future periods, the Company does so primarily on a non-GAAP basis without preparing a GAAP analysis.

In addition to the reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, net income, below, the Company also discloses a reconciliation of the Adjusted EBITDA of its segments to its more directly comparable GAAP measure, segment operating income.

Non-GAAP measures are not formulated in accordance with GAAP, are not meant to replace GAAP financial measures and may differ from other companies’ uses or formulations. Further discussions and reconciliations of the Company's non-GAAP financial measures to their most directly comparable GAAP financial measures can be found on its website www.sbgi.net.

Sinclair, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measurements - Unaudited
All periods reclassified to conform with current year GAAP presentation
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Reconciliation of Net Income to Adjusted EBITDA
Net income (loss)	$179	$(340)	$319	$(279)
Add: Income tax provision (benefit)	46	(122)	76	(358)
Add: Other income	(2)	(7)	(31)	(4)
Add: (Income) loss from equity method investments	(26)	1	(118)	(29)
Add: Loss from other investments and impairments	3	13	33	91
Add: Gain on extinguishment of debt/insurance proceeds	—	—	(3)	(15)
Add: Interest expense	74	78	304	305
Less: Interest income	(8)	(9)	(29)	(42)
Less: Loss on deconsolidation of subsidiary	—	—	—	10
Less: (Gain) loss on asset dispositions and other, net of impairment	(9)	(8)	(20)	3
Add: Amortization of intangible assets & other assets	36	42	149	166
Add: Depreciation of property & equipment	25	25	101	105
Add: Stock-based compensation	8	8	57	50
Add: Non-recurring and unusual transaction, implementation, legal, regulatory and other costs	4	499	38	554
Adjusted EBITDA	$330	$180	$876	$557

Three months ended December 31, 2024	Local Media	Tennis	Other
($ in millions)
Total revenues	$932	$57	$22
Media programming and production expenses	387	27	—
Media selling, general and administrative expenses	193	11	5
Depreciation and amortization expenses	57	5	—
Amortization of program costs	19	—	—
Corporate general and administrative expenses	23	—	1
Non-media expenses	2	—	12
Gain on asset dispositions and other, net of impairment	(7)	—	(2)
Segment operating income	$258	$14	$6

Reconciliation of Segment GAAP Operating Income to Segment Adjusted EBITDA:
Segment operating income	$258	$14	$6
Depreciation and amortization expenses	57	5	—
Gain on asset dispositions and other, net of impairment	(7)	—	(2)
Stock-based compensation	8	—	—
Non-recurring and unusual transaction, implementation, legal, regulatory and other costs	5	—	(1)
Segment Adjusted EBITDA	$321	$19	$3

Three months ended December 31, 2023	Local Media	Tennis	Other
($ in millions)
Total revenues	$765	$54	$14
Media programming and production expenses	377	24	—
Media selling, general and administrative expenses	180	8	5
Depreciation and amortization expenses	58	6	4
Amortization of program costs	21	—	—
Corporate general and administrative expenses	25	—	3
Non-media expenses	2	—	13
(Gain) loss on asset dispositions and other, net of impairment	(9)	—	2
Segment operating income (loss)	$111	$16	$(13)

Reconciliation of Segment GAAP Operating Income to Segment Adjusted EBITDA:
Segment operating income (loss)	$111	$16	$(13)
Depreciation and amortization expenses	58	6	4
(Gain) loss on asset dispositions and other, net of impairment	(9)	—	2
Stock-based compensation	3	—	—
Non-recurring and unusual transaction, implementation, legal, regulatory and other costs	15	—	4
Segment Adjusted EBITDA	$178	$22	$(3)

Forward-Looking Statements:
The matters discussed in this news release, particularly those in the section labeled "Outlook," include forward-looking statements regarding, among other things, future operating results. When used in this news release, the words "outlook," "intends to," "believes," "anticipates," "expects," "achieves," "estimates," and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, the rate of decline in the number of subscribers to services provided by traditional and virtual multi-channel video programming distributors ("Distributors"); the Company’s ability to generate cash to service its substantial indebtedness; the successful execution of outsourcing agreements; the successful execution of retransmission consent agreements; the successful execution of network and Distributor affiliation agreements; the Company’s ability to identify and consummate acquisitions and investments, to manage increased financial leverage resulting from acquisitions and investments, and to achieve anticipated returns on those investments once consummated; the Company’s ability to compete for viewers and advertisers; pricing and demand fluctuations in local and national advertising; the appeal of the Company’s programming and volatility in programming costs; material legal, financial and reputational risks and operational disruptions resulting from a breach of the Company’s information systems; the impact of FCC and other regulatory proceedings against the Company; compliance with laws and uncertainties associated with potential changes in the regulatory environment affecting the Company’s business and growth strategy; the impact of pending and future litigation claims against the Company; the Company’s limited experience in operating or investing in non-broadcast related businesses; and any risk factors set forth in the Company's recent reports on Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.
###

Investor Contacts:
Christopher C. King, VP, Investor Relations
Billie-Jo McIntire, VP, Corporate Finance
(410) 568-1500

Media Contact:
jbellucci-c@sbgtv.com

Category: Financial